                                                                      EXHIBIT 12

                       K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                      THREE
                                      MONTHS
                                      ENDED                   YEARS ENDED DECEMBER 31,
                                     MARCH 31,  ----------------------------------------------------
                                       1996       1995       1994       1993       1992       1991
                                     --------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Earnings:
  Income From Continuing Operations
     per Statements of Income......  $ 17,507   $ 52,522   $ 15,321   $ 30,869   $ 36,342   $ 37,074
  Add:
     Interest and Debt Expense.....     8,580     34,316     32,009     31,478     27,608     24,298
     Income Taxes..................     9,847     29,050      9,500     18,599     20,068     21,282
     Portion of Rents
       Representative of the
       Interest Factor.............     1,440      5,082      3,492      2,863      1,901      1,542
                                     --------   --------   --------   --------   --------   --------
     Income as Adjusted............  $ 37,374   $120,970   $ 60,322   $ 83,809   $ 85,919   $ 84,196
                                     ========   ========   ========   ========   ========   ========
Fixed Charges:
  Interest and Debt Expense per
     Statements of Income (Includes
     Amortization of Debt Discount,
     Premium and Expense)..........  $  8,551   $ 34,211   $ 31,815   $ 30,909   $ 27,090   $ 24,091
  Add:
     Interest Capitalized..........        29        105        338        965        842        207
     Portion of Rents
       Representative of the
       Interest Factor.............     1,440      5,082      3,492      2,863      1,901      1,542
     Preferred Stock Dividends of
       Subsidiary..................        --         --         --         69      3,084      5,393
                                     --------   --------   --------   --------   --------   --------
     Fixed Charges.................  $ 10,020   $ 39,398   $ 35,645   $ 34,806   $ 32,917   $ 31,233
                                     ========   ========   ========   ========   ========   ========
Ratio of Earnings to Fixed
  Charges..........................      3.73       3.07       1.69       2.41       2.61       2.70
                                     ========   ========   ========   ========   ========   ========
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